DECORIZE, INC.
FOURTH AMENDED AND RESTATED PROMISSORY NOTE

$1,000,000	Springfield, Missouri
April 28, 2008

FOR VALUE RECEIVED, the undersigned, Decorize, Inc., a Delaware corporation (hereinafter “Borrower”), hereby promises to pay to the order of James K. Parsons (hereinafter “Creditor”), the principal sum of One Million Dollars ($1,000,000), with interest thereon from the date hereof at a rate per annum that is one and a quarter percent (1.25%) in excess of the prime rate of Liberty Bank from time to time (the “Prime Rate”), said rate to change as and when said Prime Rate changes, on the terms set forth below.

This Fourth Amended and Restated Promissory Note (this “Note”) is issued in replacement of and substitution for that Third Amended and Restated Promissory Note in the original principal amount of $1,000,000, issued on July 31, 2006 (the “Existing Note”), which was issued in replacement of and substitution for that certain Second Amended and Restated Promissory Note in the original principal amount of $1,000,000, issued on August 27, 2004, which was in turn issued in replacement of and substitution for that certain Amended and Restated Line of Credit Promissory Note in the original principal amount of $1,000,000, issued on December 10, 2003, which was in turn issued in replacement of and substitution for that certain Line of Credit Promissory Note in the original principal amount of $800,000 issued on October 1, 2003 (the “Original Note”). Upon issuance of this Note, the Existing Note shall be of no further force or effect, and shall be deemed amended and restated in its entirety by this Note.

This Note is secured by, and is entitled to the benefits of, that certain First Amended and Restated Subordinated Security Agreement dated as of August 27, 2004, executed by Borrower in favor of Creditor (the “Security Agreement”). In furtherance of its obligations under this Note and the Security Agreement, Borrower covenants and agrees that it shall not grant any liens or encumbrances with respect to its physical inventory located in the State of Missouri, except for any such liens or encumbrances that exist as of the date of this Note or that relate to any indebtedness described in any of subparts (i) to (vi) of the definition of “Senior Indebtedness” set forth in Section 3 of the Security Agreement (collectively, the “existing Liens”), including any that may exist now or in the future with respect to any amendments, continuations or refinancing of the debt under which any of the Existing Liens have been created.

All payments received with respect to this Note shall first be applied to interest accrued on the principal balance, and the remainder shall be applied to principal.

Accrued interest on the outstanding principal balance of this Note shall be due and payable in monthly installments on the 1st day of each calendar month during the term hereof. Subject to the foregoing sentence, the entire balance of unpaid principal, plus all accrued interest thereon, shall be due and payable on July 31, 2009 (the “Maturity Date”); provided, however, that the Borrower may elect to repay all amounts due on the Maturity Date in three (3) equal installments made on the first day of the first, third and sixth calendar months following the Maturity Date, together in each case with interest on such amount, calculated at the then effective Prime Rate.

Borrower hereby waives presentment, demand for payment, notice of dishonor, and all other notices and demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

Should any of the following events occur (an “Event of Default”) Borrower shall be in default hereunder: (a) if a payment of principal of, or interest accrued on, this Note is not paid when same becomes due; provided, however, that an Event of Default shall not be deemed to have occurred until the expiration of a sixty (60) day period commencing on the date written notice is delivered to Borrower of such non-payment; or (b) if Borrower (i) shall voluntarily suspend the transaction of its business or if Borrower shall make a general assignment for the benefit of creditors, (ii) shall be adjudicated a bankrupt, or shall file a voluntary petition in bankruptcy or for a reorganization or to effect a plan or other arrangement with its creditors, or if the Borrower shall file an answer to a creditor’s petition or other petition against it (admitting the material allegations thereof) for an adjudication in bankruptcy or for a reorganization, or (iii) shall apply for or permit the appointment of a receiver, trustee, or custodian for any substantial portion of its properties or assets; or (c) if bankruptcy, reorganization or liquidation proceedings are instituted against Borrower and remain undismissed for ninety (90) days.

In the event of default, Borrower agrees to pay all costs of collection, including a reasonable attorney fee, if this Note is placed in the hands of an attorney for collection or if suit is filed hereon.

Borrower shall have the privilege of making cash payments in addition to those called for in this Note at any time without penalty.

Payments on this Note shall be paid to Creditor at 1938 E. Phelps, Springfield, Missouri 65802, or such other address as he or any other holder of this Note may direct in writing.

Pursuant to RSMo. § 432.045, the Creditor hereby gives the following notice to the Borrower:

“Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower) and me (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

IN WITNESS WHEREOF, the Borrower, by its duly authorized officer, and the Creditor have executed this Note as of the date first set forth above.

Borrower		Creditor
Decorize, Inc.		James K. Parsons

By:	/s/ Steve Crowder	/s/ James K. Parsons
Name: Steve Crowder
Title: President